                                                                    EXHIBIT 24.1

                              CONFIRMING STATEMENT

This statement confirms that the undersigned, as Chairman of M. Arkin (1999)
Ltd. (the "Reporting Person"), has authorized and designated Menachem Inbar, or a designee whom he may select from time to time (the "Agents"), acting individually, to execute, sign and file on the Reporting Person's behalf the
Form ID and all Forms 3, 4 and 5, including any amendments thereto, that the
Reporting Person may be required to file with the U.S. Securities and Exchange
Commission as a result of the Reporting Person's ownership of or transactions in securities of NeurogesX, Inc. (the "Company").

The authority of the Agents under this Statement shall continue until the
Reporting Person is no longer required to file Forms 3, 4 and 5 with regard to the Reporting Person's ownership of or transactions in securities of the
Company, unless the power granted by this Confirming Statement is earlier revoked in writing by the Reporting Person. The Reporting Person acknowledges that the Agent is not assuming any of the Reporting Person's responsibilities to comply with (1) Section 16 of the Securities Exchange Act of 1934; and (2) any
other federal or state securities or other laws or regulations.

Date: July 28, 2010                             By /s/ Moshe Arkin
                                                --------------------
                                                By: Moshe Arkin as
                                                Chairman of
                                                M. Arkin (1999) Ltd.